Exhibit p.23

CODE OF CONDUCT; CODE OF ETHICS

FOR APERTURE INVESTORS, LLC AND APERTURE INVESTORS UK, LTD.

Code of Conduct

As Supervised Persons of Aperture, we are retained by our clients to manage investments as described in the applicable client constituent documents. We are keenly aware that, as fiduciaries, we owe our clients our undivided loyalty – our clients trust us to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters.

We expect all Supervised Persons to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, their employer, and their fellow employees.

We expect all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with client accounts – simply stated, no Supervised Person should ever enjoy an actual or apparent benefit over the account of any client.

We expect all persons associated with the Adviser to preserve the confidentiality of information that they may obtain in the course of our business and to use such information properly and not in any way adverse to our clients’ interests, subject to the legality of such information.

We expect our Supervised Persons to conduct their personal financial affairs in a prudent manner, avoiding any action that could compromise in any way their ability to deal objectively with our clients.

You are encouraged to contact the Adviser’s CCO if you believe that changes or additions to, or deletions from, the Manual may be appropriate. In addition, please do not hesitate to contact the CCO if you feel as though any of the Adviser’s disclosure documents, including its Form ADV, advisory contracts or marketing materials are inaccurate, incomplete or out-of-date.

APERTURE IS COMMITTED TO FOSTERING A CULTURE OF COMPLIANCE. APERTURE THEREFORE URGES YOU TO CONTACT THE CCO IF YOU BELIEVE YOU HAVE ANY REASON TO DO SO. YOU WILL NOT BE PENALIZED AND YOUR STATUS AT APERTURE WILL NOT BE JEOPARDIZED BY COMMUNICATING WITH THE CCO OR OTHER SENIOR MANAGERS. RETALIATION AGAINST ANY SUPERVISED PERSON IS CAUSE FOR APPROPRIATE CORRECTIVE ACTION, UP TO AND INCLUDING DISMISSAL.

You are required to complete the attached Code of Conduct and Regulatory Compliance Manual Acknowledgement Form both initially upon the commencement of your employment with the Adviser and annually thereafter, to acknowledge and certify that you have received, reviewed, understand and shall comply, or have complied with, the policies and procedures as set forth in the Code of Conduct and Regulatory Compliance Manual. In addition, all Supervised Persons of the Adviser must be aware of and comply with the following undertakings:

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be thoroughly familiar with the policies and procedures set forth in this Manual; upon the request of the CCO, provide the Adviser with an initial and annual written certification that you have read and understand, and will comply with, the policies and procedures set forth in this Manual and any other compliance materials distributed to you by the CCO. Such certifications may be submitted by the employee through the Adviser’s compliance software system;

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notify the CCO promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures set forth in this Manual;

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cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge his respective duties under the Manual and (ii) the Adviser to comply with the securities laws to which it is subject;

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notify the CCO promptly if you become aware of any part of any disclosure document, including Form ADV and marketing materials, which you believe may be, inaccurate, incomplete or out of date in any respect.

Violations of this Code of Conduct may warrant sanctions as appropriate, up to and including suspension or dismissal, at the discretion of management. In any situation where you are unsure about the application of this code or any of the policies, you are encouraged to discuss the situation confidentially with your supervisor or any officer.

The Adviser may amend this Manual and/or adopt interpretations of the policies and procedures contained in the Manual as it deems appropriate with the approval of the CCO. All material amendments to, and new interpretations of, the Manual shall be conveyed to Supervised Persons and require their acknowledgement of receipt and understanding of the amendments/interpretations.

Maintenance of Code of Conduct and Regulatory Compliance Manual

I.	GENERAL

Rule 206(4)-7 requires advisers to develop an internal compliance program and to maintain a written set of policies and procedures designed to prevent violations of the Advisers Act. The policies and procedures must be reviewed no less frequently than annually to determine their overall adequacy and effectiveness.

II.	POLICY

The CCO will periodically review the Manual. Aperture shall additionally periodically test the effectiveness of its policies and procedures as required by Rule 206(4)-7. All required changes to the Manual must be approved and made by Aperture’s CCO.

III.	PROCEDURES

The CCO is responsible for coordinating the reviews (annually, and on an as-needed basis) of the Adviser’s policies and procedures. Documentation of the reviews must be kept in written format and made available to individuals as required by law, and other parties that the Adviser deems appropriate.

Any changes to the Manual shall be made by the CCO or a designee appointed by the CCO. All final changes shall be approved by the CCO. However, on an ongoing basis, the CCO shall coordinate consideration of proposed material changes to, and material breaches of, the policies and procedures set forth in this Manual.

The CCO will seek to ensure that the Adviser’s Form ADV (i) describes the Code of Ethics in Item 11 of Part 2A and (ii) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

The CCO is designated with the full power and authority to enforce the policies and procedures set forth in the Manual. All questions regarding the Manual shall be directed to the CCO.

IV.	DISTRIBUTION OF THE CODE AND ACKNOWLEDGEMENT OF RECEIPT

Aperture will distribute this Manual, which contains Aperture’s Code of Ethics, to each Supervised Person upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual. The Manual may be distributed to Supervised Persons through the Adviser’s compliance software system.

All Supervised Persons must acknowledge that they have received, read, understood, and agree to comply with the Adviser’s policies and procedures described in this Manual, including this Code of Ethics. All Supervised Persons must use the attached Code of Conduct and Regulatory Compliance Manual Acknowledgement Form to acknowledge that they have received, read, understood, and agree to comply with the Adviser’s policies and procedures described in this Manual, including this Code of Ethics.

V.	SANCTIONS

The CCO and the Adviser’s management, upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, suspension of trading privileges, disgorgement of profits, and/or suspension or termination of employment.

VI.	RESPONSIBILITY

The CCO is responsible for the implementation of the policies and procedures contained in the Manual. Certain functions are specifically assigned to the CCO throughout the Manual. In each such instance, the CCO, in his sole discretion, may delegate such function to one or more designees.

Code of Ethics

I.	BACKGROUND

The Code of Ethics is predicated on the principle that Aperture owes a fiduciary duty to its clients. Accordingly, Aperture’s Supervised Persons must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, Aperture must:

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Place client interests ahead of Aperture’s – As a fiduciary, Aperture must serve in its clients’ best interests. In other words, Aperture Supervised Persons may not benefit at the expense of advisory clients or disadvantage its advisory clients in any way. This concept is particularly relevant when Supervised Persons are making personal investments in securities traded by advisory clients.

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Engage in personal investing that is in full compliance with Aperture’s Code of Ethics – Supervised Persons must review and abide by Aperture’s Personal Trading Policy and Policy and Procedures to Detect and Prevent Insider Trading.

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Avoid taking advantage of your position – Supervised Persons must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Aperture, or on behalf of an advisory client.

•	Maintain full compliance with the Federal Securities Laws[1] – Supervised Persons must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

The CCO has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code of Ethics if the CCO determines that such exemption would not contravene (i) any interests of a client or (ii) any of the provisions of Rule 204A-1 or other applicable law. The CCO will document any exceptions or exemptions granted to this Code of Ethics, describing the circumstances and reasons for the exemption.

Any questions with respect to Aperture’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, Supervised Persons must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

II.	GUIDING PRINCIPLES & STANDARDS OF CONDUCT

All Supervised Persons of Aperture, and consultants closely associated with Aperture are expected to act in accordance with Aperture’s brand values, with integrity and the highest standards of ethics when dealing with clients, the public, prospects, third-party service providers and fellow Supervised Persons.

Aperture’s brand values are as follows:

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Human. We embrace the best of what makes us human. We believe that the path to outperformance is a uniquely human endeavor. It requires humility, patience, self-awareness and focus - all qualities we model in our investment process, in the operation of our firm, and in our interactions with clients. Finding outperformance is hard, and it relies on the distinct perspectives of active managers. We are entrepreneurs that question our assumptions, even in the face of success, and make changes when we believe they will generate better results. While we leverage all the tools, data and technologies at our disposal, we fundamentally believe that it is our humanity which ultimately creates unique insights.

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“Federal Securities Laws” mean the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

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Aligned. We only do well when our clients do well. Our fee and compensation structures are intentionally designed to align our interests with those of our clients. It is our performance fees, not our base fees, which drive our earnings potential. We charge base fees similar to comparable passive products, and only charge performance fees on returns that exceed our stated benchmarks. Our managers are incented to generate consistent performance, not to take excess short-term risk. They limit their assets under management because they are paid to perform; we will never incentivize our managers to be asset-gatherers.

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Explicit. We are clear about who we are and how we think. We make it our responsibility to let our clients know how we think, how we work and how we compensate ourselves. Our managers regularly engage with clients in-person and online, unambiguously sharing their opinions and perspectives. Their compensation structures are fully visible to clients and future clients alike. The ways we openly engage and share information with investors make explicit our sole focus on their performance.

The following set of principles frame the professional and ethical conduct that Aperture expects from its Supervised Persons and consultants, and the way in which Aperture expects Supervised Persons to act when living the brand values:

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Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;

•	Place the integrity of the investment profession, the interests of clients, and the interests of Aperture above one’s own personal interests;

•	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;

•	To the extent practicable, avoid any actual or potential conflicts of interest;

•	Conduct all personal securities transactions in a manner consistent with this policy;

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Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;

•	Practice and encourage others to practice in a professional and ethical manner that will reflect favorably on you and the profession;

•	Promote the integrity of, and uphold the rules governing, capital markets;

•	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals; and

•	Comply with applicable provisions of the Federal Securities Laws.

III.	PERSONAL TRADING POLICY

In recognition of the Adviser’s fiduciary duty to its clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this personal trading policy (the “Personal Trading Policy”) containing provisions designed to prevent improper personal trading.

Adherence to the Personal Trading Policy is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the CCO.

The CCO is responsible for the overall administration of the Personal Trading Policy except with respect to the trading activity of the Personal Accounts (as defined below) related to the CCO, which will be administered by another member of the compliance team.

A.	DEFINITIONS

1.

Access Person means any of the Adviser’s Supervised Persons (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.

Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.	Covered Person means any Supervised Person of the Adviser and any other persons as may be designated by the CCO.

5.	Personal Account means any account (except for a pooled investment vehicle managed by the Adviser that is deemed to be a client) that may hold a Reportable Security:

(i)	In which a Covered Person has any beneficial ownership; or

(ii)	That is maintained by or for:

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A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person for which the Covered Person provides no financial support), domestic partner (of the same or opposite gender) and minor children;

•	Any other immediate family members (e.g., siblings, parents and in-laws) who live in the Covered Person’s household;

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Any person (i) who is financially dependent on the Covered Person, including those persons residing with the Covered Person and those not residing with the Covered Person, such as financially dependent children away at college, or (ii) for whom the Covered Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

Personal Account does not include 401K accounts that cannot hold Reportable Securities, such as single name securities.

Personal Account includes the accounts of investment clubs and other similar forms of investment entities where a Covered Person votes or otherwise has a say in the investment decision.

Personal Account does not include qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986 (“529 Plans”) provided that (1) the Adviser or a control affiliate does not manage, distribute, market or underwrite the 529 Plan or the investments and strategies underlying the 529 Plan that is a college savings plan and (2) the 529 Plans are either (a) prepaid college tuition plans where the account holder does not participate in investment decisions regarding contributions to the account or (b) college savings plans where the account holder does not have the ability to change investment strategies more than once a year or when the designated beneficiary of the 529 Plan is changed, and may not change the mix of investments underlying the account holder’s chosen investment strategy.

6.	Restricted List shall have the meaning given to it in Section C.4 of the Personal Trading Policy.

7.

Reportable Security means a security as defined in Section 202(a)(18) of the Advisers Act (15 U.S.C. 80b-2(a)(18)) and any derivative, commodities, options or forward contracts relating thereto, securities-based swaps, interests in limited partnerships and other private funds, shares of exchange-traded funds (“ETFs”) and exchange traded notes (“ETNs”) (unless the ETFs and ETNs reference a broad-based index (e.g., S&P 500), a volatility index, currency or currencies, or a commodity or commodity index), and any UCITS funds managed by the Adviser, shares of registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “Reportable Fund”), and cryptocurrencies, except that Reportable Security does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds other than Reportable Funds; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which is a Reportable Fund.

7.	Short Sale means the sale of securities that the seller does not own.

8.

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

B.	APPLICABILITY OF PERSONAL TRADING POLICY

Unless otherwise specified, this Personal Trading Policy applies to all Covered Persons and Personal Accounts.

C.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.

General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for a Personal Account is not subject to a restriction contained in this Personal Trading Policy or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.

2.

Preclearance of Transactions in Personal Account. A Covered Person must obtain the prior written approval of the CCO via Aperture’s compliance software system before engaging in any transaction in a Reportable Security in his or her Personal Account. The CCO may approve the transaction if the CCO concludes that the transaction would comply with the provisions of this Personal Trading Policy and is not likely to have any adverse economic impact on clients.

The CCO will not approve a personal trade request that may be deemed, in the CCO’s discretion, to be based on confidential information regarding a past or pending client trade.

Any approval given under this paragraph will remain in effect until 4pm EST (for US employees) or the close in trading (for UK employees) on the next business day following receipt of such approval. If you do not execute the transaction in full by 4pm EST (for US employees) or the close in trading (for UK employees) on the next business day following receipt of your approval, you must request preclearance again if you would like to execute a trade.

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Blackout Period. A Covered Person may not buy or sell any security of an issuer for his or her personal accounts if: (i) Aperture holds a position with respect to that issuer; (ii) there are any open orders with respect to that issuer; or (iii) the security of the issuer is being considered to trade. The price paid or received by a client for any investment should not be affected by a buying or selling interest on the part of a Covered Person, or otherwise result in an inappropriate advantage to the Covered Person or create any disadvantage to the client. Thus, to that end, no Covered Person shall enter an order for the purchase or sale of a Reportable Security until at least seven calendar days after the client’s order is executed or withdrawn, except that a Covered Person may seek approval from the CCO to sell a Reportable Security in a period of less than seven calendar days if the Adviser no longer holds any position in that Reportable Security.

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Prohibitions on Trading in Securities on the Restricted List. Trading of any security of an issuer appearing on the Restricted List (as defined in this Section C.4) in a Personal Account is prohibited absent the CCO’s prior approval. The “Restricted List” will consist of (i) issuers with respect to which the Adviser or a Supervised Person has come into possession of material nonpublic information and (ii) any other issuers as determined by the CCO.

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Short Sales. A Covered Person may not engage in any short sale in a Personal Account of a security on the Restricted List or a security that is held long in a client account even if the short position is held “against the box”.

6.

Initial Public Offerings. A Covered Person may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering without prior written approval of the CCO. Covered Persons must seek preclearance via Aperture’s compliance software system.

7.

Private Placements and Investment Opportunities of Limited Availability. A Covered Person may not acquire any beneficial ownership in any securities in any private placement of securities (including private investment funds such as hedge funds, private equity funds or venture capital funds) (collectively, “Private Placement Interests”) or investment opportunity of limited availability unless the CCO has given express prior written approval. The CCO, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser.

8.	Short Term or Excessive Trading. No Covered Person may purchase and sell, or sell and purchase, the securities of the same issuer within 30 days.

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Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the CCO preclears the arrangement and finds that the arrangement would not harm any client. The CCO may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

D.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

This section sets forth limited exceptions to the preclearance requirements. The following transactions are excepted from the preclearance requirements of Section C.2:

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Purchases or sales that are non-volitional on the part of the Covered Person such as purchases or acquisitions arising from stock dividends, dividend reinvestments, stock splits, mergers, consolidations, tender offers or exercise of rights;

2.	Purchases or sales pursuant to an Automatic Investment Plan; and

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Subject to compliance with Section E.4 below, transactions effected in any account over which the Covered Person has no direct or indirect influence or control (e.g., blind trust, discretionary account or trust managed by a third party).

E.	REPORTING AND OTHER MATTERS

The CCO will review each Covered Person’s Reportable Securities transactions in Personal Accounts against the Restricted List.

1.	New Accounts. A Covered Person must notify the CCO promptly of any new Personal Accounts or existing Personal Accounts that have been moved to a different broker or custodian.

2.	Initial and Annual Holdings Reports. A Covered Person must submit initial and annual holdings reports to the CCO as follows:

•	Contents of Holdings Reports.

Initial and annual holdings reports must contain, at a minimum:

a. the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Covered Person has any beneficial ownership;

b. the name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s benefit;

c. the date that the account is created, if an initial holdings report;

d. the date that the Covered Person submits the report.

•	Timing of Holdings Reports.

a. Initial Holdings Report. A Covered Person must submit to the CCO an initial holdings report within 10 days of the date of becoming a Covered Person. The information contained in the initial holdings report must be current as of a date no more than 45 days prior to such employment commencement date.

b. Annual Holdings Report. A Covered Person must submit to the CCO an annual holdings report at least once each 12-month period after submitting the initial holdings report. The information contained in the annual holdings report must be current as of a date no more than 45 days prior to the date the report was submitted.

3.

Quarterly Transaction Reporting. A Covered Person must submit to the CCO quarterly transaction reports. A Covered Person must also report any new Personal Accounts or existing Personal Accounts that have been moved to a different broker or custodian during the quarter.

•	Content of Transaction Reports.

Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security during the quarter in which the Covered Person had, or as a result of the transaction acquired, any beneficial ownership:

a. the date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security involved;

b. the nature of the transaction (i.e., the purchase, sale or any other type of acquisition or disposition);

c. the price of the security at which the transaction was effected;

d. the name of the broker, dealer or bank with or through which the transaction was effected; and

e. the date the Covered Person submits the report.

•	Timing of Transaction Reports.

A Covered Person must submit a transaction report no later than 30 days after the end of each calendar quarter.

•	Transaction and Account Statements from Broker-Dealers and Banks.

A Covered Person who complies with the transaction reporting requirements of the Personal Trading Policy by directing his or her intermediaries to provide the Adviser with copies of transaction and account statements must direct each broker and bank where such Covered Person maintains an account that the Covered Person has direct or indirect influence or control to transmit to the CCO each and every trade confirmation and account statement no later than 30 days after the end of each calendar quarter. The Covered Person is required to execute a quarterly certification affirming that all transactions in Reportable Securities in which the Covered Person had any beneficial ownership during the period are reflected by such trade confirmations and account statements.

4.

Exceptions to Reporting Requirements. A Covered Person need not submit any report otherwise required under the Personal Trading Policy (e.g., quarterly transactions reports or initial and annual holdings reports) with respect to securities held in accounts over which the Covered Person has no direct or indirect influence or control (each, a “Non-Control Account”) or transaction reports with respect to transactions effected pursuant to an Automatic Investment Plan.

Prior to relying on the reporting exception for a Non-Control Account, the Covered Person must obtain the approval of the CCO that the account qualifies as a Non- Control Account. In connection with seeking and maintaining such approval, the Covered Person may be required to submit additional supporting documentation to the CCO which, in the CCO’s discretion, may include:

(i) an executed certification that the Covered Person has no direct or indirect influence or control over the account (i.e., the Covered Person has not and may not (i) direct the purchase or sale of investments in the account; (ii) suggest purchases or sales of investments for the accounts to the manager of the account; or (iii) consult with the manager of the account as to the particular allocation of investments to be made in the account) at the time of the initial request for approval and annually thereafter;

(ii) information about the relationship between the trustee or manager of the account and the Covered Person (e.g., third party versus family member or other close, personal relationship);

(iii) to the extent reasonably practicable, a certification from the manager or trustee of the account that the Covered Person has no direct or indirect influence or control over the account; and

(iv) notwithstanding the exception otherwise available under this Section E.4., any reports (e.g., annual or periodic holdings or transactions reports) or other requirements that may be imposed by the Adviser or the CCO with respect to the account.

Once the CCO has approved a Non-Control Account, the preclearance requirements in Section C.2. above will not apply to the approved account.

5.

Violations of the Code of Ethics. Supervised Persons must report any suspected or actual violations of the Code of Ethics promptly to the CCO. The CCO will keep records of any violation of the Code of Ethics and of any action taken as a result.

IV.	RECORDKEEPING

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The CCO will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all trade confirmations, account statements, periodic statements and reports of Covered Persons, copies of all preclearance forms, certifications and other information relating to Non-Control Accounts, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code.

•	The CCO will maintain a list of all Covered Persons of the Adviser currently and for the last five (5) years.

•	All trade confirmations, account statements and/or periodic statements of Covered Persons may be kept electronically in a computer database.

V.	OVERSIGHT BY MUTUAL FUND BOARD OF DIRECTORS

The Mutual Fund’s Board of Directors (the “Board”) must remain informed of and approve certain matters concerning the Code of Ethics. In particular, the Board must review and approve any material changes to the Code of Ethics no later than six months after the adoption of the material change. The Adviser must provide a written report to the Board no less frequently than annually that (i) describes any issues arising under the Code of Ethics or the Adviser’s procedures since the last report to the Board, including, but not limited to, information about material violations of the Code of Ethics or the Adviser’s other procedures and sanctions imposed in response to such material violations; and (ii) certifies that the Adviser has adopted procedures reasonably necessary to prevent Supervised Persons from violating the code.